Note: Redacted portions have been marked with [^^^]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

FEDERAL HOME LOAN BANK OF BOSTON

2018 EXECUTIVE INCENTIVE PLAN

Purpose:

The Federal Home Loan Bank of Boston (Bank) has established an Executive Incentive Plan (EIP) to:

•	promote achievement of the Bank’s financial plan and strategic objectives as spelled out in the 2018 Strategic Business Plan;

•	provide a total rewards package that is competitive with other financial institutions in the employment markets in which the Bank competes, including other Federal Home Loan Banks; and

•	facilitate the retention and commitment of corporate officers or a select group of management or highly compensated employees

Guiding Principles:

The 2018 EIP is intended to:

•
Reflect a reasonable assessment of the Bank’s financial situation and prospects while rewarding achievement of the Bank’s financial plan and strategic objectives as spelled out in the Bank’s 2018 Strategic Business Plan.

•	Reinforce and reward the Bank’s commitment to conservative, prudent, sound risk management practices and preservation of the par value of the Bank’s capital stock.

•	Tie a significant percentage of incentive awards to the long-term financial condition and performance of the Bank.

•
Recognize the importance of individual performance through metrics linked to the Bank’s strategic goals and/or objectives of the participant’s principal functions and independent of the areas that they monitor.

Incentive Goals for Participants Outside Enterprise Risk Management:
The incentive goals for all participants, with the exception of those participants in Enterprise Risk Management, are summarized in the following table with more detail in Appendix A. Levels of achievement for the Pre-Assessment Core Return on Capital Stock goal have been rounded. Year-end results will be rounded for award calculations.

Goal	Weight			Threshold	Target	Excess
	Pres.	Tier I	Tiers II & III
Pre-assessment Core Return on Capital Stock, subject to risk limits	25%	25%	25%	6.89%, as adjusted for interest rates[1]	7.66%, as adjusted for interest rates[1]	9.19%, as adjusted for interest rates[1]
New Business and Mission Goal	20%	20%	20%	$3.0 Billion in new long term advances disbursed	$4.0 Billion in new long term advances disbursed	$5.0 Billion in new long term advances disbursed
Insurance Advances Disbursements	15%	15%	15%	$2.5 Billion	$3.5 Billion	$4.5 Billion
Insurance Membership	10%	10%	10%	3 new members	5 new members	7 new members
Helping to House New England (HHNE) Initiative	10%	10%	10%	N/A	Launch and disburse 80% of subsidy by 12/31/18	Disburse 100% of subsidy by 12/31/18
Jobs for New England (JNE) Initiative	10%	10%	10%	N/A	Launch and disburse 1st disbursement of $3MM by 6/30/18 and launch 2nd disbursement period ($2MM) by 7/1/18; plus add 8 new users	Disburse $5MM in subsidy by 12/1/18; plus add 15 new users
Operational Efficiency	10%	10%	10%	2018 Core Operating Expenses do not exceed the 2018 operating expense budget approved by the board of directors	2018 Core Operating Expenses do not exceed 97% of the 2018 operating expense budget approved by the board of directors.	2018 Core Operating Expenses do not exceed 93% of the 2018 operating expense budget approved by the board of directors.

[1]
Each of the performance levels will be adjusted up/(down) by 1.2 basis point for every basis point by which the average daily federal funds rate is greater than/(less than) the 1.66% rate assumed in the 2018 Rebaseline Forecast.

Incentive Goals for Participants from Enterprise Risk Management:
Incentive goals for Enterprise Risk Management participants in Tiers I, II and III are summarized in the following table with more detail in Appendix A. Year-end results will be rounded for award calculations.

Goal	Weight		Threshold	Target	Excess
	Tier I	Tiers II & III
Bank wide ERM initiatives	35%	40%	As documented in Appendix A	As documented in Appendix A	As documented in Appendix A
Remediation of 2017 Report of Examination Matters Requiring Attention and recommendations	15%	10%	Clear all MRA’s and [^^^] of [^^^] recommendations	Clear all MRA’s and recommendations	Target plus receive an upgrade in at least [^^^]
Pre assessment Core Return on Capital Stock, subject to risk limits	20%	20%	6.89%, as adjusted for interest rates1	7.66%, as adjusted for interest rates[1]	9.19%, as adjusted for interest rates[1]
Helping to House New England (HHNE) Initiative	10%	10%	N/A	Launch and disburse 80% of subsidy by 12/31/18	Disburse 100% of subsidy by 12/31/18
Jobs for New England (JNE) Initiative	10%	10%	N/A	Launch and disburse 1st disbursement of $3MM by 6/30/18 and launch 2nd disbursement period ($2MM) by 7/1/18; plus add 8 new users	Disburse $5MM in subsidy by 12/1/18; plus add 15 new users
Operational Efficiency	10%	10%	2018 Core Operating Expenses do not exceed the 2018 operating expense budget approved by the board of directors	2018 Core Operating Expenses do not exceed 97% of the 2018 operating expense budget approved by the board of directors.	2018 Core Operating Expenses do not exceed 93% of the 2018 operating expense budget approved by the board of directors.

[1]
Each of the performance levels will be adjusted up/(down) by 1.2 basis point for every basis point by which the average daily federal funds rate is greater than/(less than) the 1.66% rate assumed in the 2018 Rebaseline Forecast.

Incentive Opportunity:
Eligible participants will be assigned an incentive award opportunity that combines short and long-term incentives and is expressed as a percentage of the incumbent’s 2018 base salary at year-end, as illustrated in the chart below.

	Combined Short and Long-Term Incentive Opportunity as a Percent of Base Salary[1]
	Threshold	Target	Excess
President	50.00%	75.00%	100.00%
Tier I	30.00%	50.00%	70.00%
Tier II	17.50%	35.00%	52.50%
Tier III	12.50%	25.00%	37.50%

Goal achievement and individual awards for the goals on pages two and three will be calculated at the conclusion of 2018 based on results as of December 31, 2018. Participants in the President and Tier I will be eligible to receive fifty (50) percent of such award in a cash payment, participants in Tier II will be

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[1]	Maximum incentive payable in March of any year equals 100% of the prior three year weighted average base salary.

eligible to receive sixty (60) percent of such award in a cash payment, subject to the final approval of the board and the review of the Federal Housing Finance Agency (FHFA), if required, between March 1 and March 15, 2019. Except as otherwise described under EIP Administration, the participant must be employed by the Bank on the date of payment of the award to receive the award. The chart below illustrates the Threshold, Target and Excess payout potentials for this short-term award, by tier.

2018 Short-Term Incentive Opportunity
Tier	Threshold	Target	Excess
President	25.00%	37.50%	50.00%
Tier I	15.00%	25.00%	35.00%
Tier II	10.50%	21.00%	31.50%
Tier III*	12.50%	25.00%	37.50%
*100% of payout opportunity to be paid following year-end 2018; no long-term opportunity

Long-Term Goals:
Goal achievement and individual awards for the long-term opportunity will be determined at the conclusion of 2020 based on results of the following two long-term goals as of December 31, 2020.

•	Average Annual Pre-Assessment Core Return on Capital Stock over the period 2018-2020 as adjusted for interest rates*: ( 67% weight)
Threshold:     5.94%
Target:         7.43%
Excess:         8.92%

*
Each of the performance levels will be adjusted up/(down) by 1.2 basis point for every basis point by which the average daily federal funds rate is greater than/(less than) the 1.86% rate assumed in the 2018-2020 Rebaseline Forecast.

See definitions in Appendix A under Pre-assessment Core Return on Capital Stock

•	Regulatory Results: (33% weight)
This goal will be measured by the achievement of targeted regulatory goals by December 31, 2020.

Participants will be eligible to receive the long-term award opportunity as cash between March 1 and March 15, 2021, as follows:

Long-Term Incentive Opportunity Payable after Year-End 2020:

Threshold:	An award equal to 50 percent of the remaining 50 percent for President and Tier I and 40 percent for Tier II of the combined award opportunity

Target:	An award equal to 100 percent of the remaining 50 percent for President and Tier I and 40 percent for Tier II of the combined award opportunity

Excess:	An award equal to 150 percent of the remaining 50 percent for President and Tier I and 40 percent for Tier II of the combined award opportunity

In addition, the following conditions must be satisfied for participants to receive the long-term award opportunity:

•	The participant is in employment with the Bank on the payment date, as described below in EIP Administration, and

•
Subject to the discretion of the board, the long-term award calculated above may be reduced, (but not to a number that is less than zero) for all participants or for an individual participant, as applicable, if, during calendar years 2019 and/or 2020, any of the following occur such that if it had occurred prior to the year-end 2018 calculations, it would have negatively impacted the goal results and reduced the associated payout calculation:

i.
operational errors or omissions resulting in material revisions to (A) the 2018 financial results, (B) information submitted to FHFA supporting the goal results or payout calculation, or (C) other data used to determine the combined award at year-end 2018;

ii.
submission of significant information to the SEC, Office of Finance and/or FHFA materially beyond any deadline or applicable grace period, other than late submissions that are caused by acts of God or other events beyond the reasonable control of the participants, or

iii.	failure by the Bank to make sufficient progress, as determined by the FHFA, in the timely remediation of examination and other supervisory findings relevant to the goal results or payout calculation.

•	All long-term award payouts shall be subject to the final approval of the board and review and non-objection by the FHFA (to the extent required by FHFA).

Eligible Participants:
The Executive Incentive Plan is intended to be an integral component of the Bank’s Total Reward Philosophy. All Corporate Officers are eligible to participate in the 2018 Executive Incentive Plan, at participation tier levels, and subject to any limitations on participation, as may be set by the Human Resources and Compensation Committee herein and/or by separate action.

Other members of management or highly compensated employees (i.e. non-Corporate Officers) may also be selected for participation in the 2018 Executive Incentive Plan: (i) by the Committee, for participation in Tiers I and II or (ii) by the President and CEO, for participation in Tier III. Any such participation shall be subject to any limitations as may be set by the Human Resources and Compensation Committee herein and/or by separate action.

EIP Administration:
The EIP is administered by the Human Resources and Compensation Committee of the Board of Directors (Committee), which shall have full power and binding authority to construe, interpret, and administer the EIP, and to adjust it for extraordinary circumstances. Extraordinary circumstances may include changes in business strategy, termination or commencement of business lines, impact of severe economic fluctuations, significant growth or consolidation of the membership base, or significant regulatory or other changes impacting the Bank or Bank System. The Committee shall not make adjustments for extraordinary circumstances that include changes to goals, weights, or levels of achievement without re-submission to FHFA.

The Committee reserves the right at any time to amend, suspend or terminate the EIP in whole or in part, for any reason, and without the consent of any EIP participant but will not do so without re-submission to FHFA.

The Bank’s President and Chief Executive Officer will determine participation in the EIP with the concurrence of the Committee.

EIP awards shall not be considered earned or payable, in whole or in part, to any participant for any reason until they are finally determined by the Bank’s President and Chief Executive Officer with the concurrence of the Committee following the end of the plan years and following the non-objection of the FHFA (to the extent required by the FHFA).

Participants must receive a performance rating of “Meets Expectations” or better for 2018 in order to be eligible to receive an EIP payout.

Any individual hired into an eligible position during 2018 that is granted an award shall have any such incentive award prorated based on actual base salary paid during the plan year providing he/she has served a minimum of three months in that role in 2018 and otherwise satisfies the EIP’s requirements.

If an individual becomes a participant of the EIP during the plan year, e.g. due to a job change or promotion, then any EIP award will be prorated based on months in the EIP, provided he/she serves a minimum of three months in the EIP and otherwise satisfies the plan's requirements.

Except as described below, any EIP participant who terminates employment for any reason, whether voluntarily or involuntarily, before the applicable award payment date will not be entitled to any award, except as otherwise determined by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee, at their sole discretion and subject to review of the FHFA, if required2.

•
EIP participants who terminate employment with the Bank by reason of death or disability or who are eligible to retire[3] from employment with the Bank prior to the March 2019 short-term award payment date may receive a pro rata payment of the short-term incentive opportunity as determined and recommended by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee and at their sole discretion and subject to the review of the FHFA, if required, based on the months of completed service as an EIP participant during 2018. To be eligible, the participant must complete at least six months of service in 2018 and otherwise satisfy the EIP’s requirements. A minimum of six months advanced notice to the Bank will be required, and it must be determined that there has been an effective transition of responsibilities leading to the retirement date. Participants who die, become disabled, or retire during 2018 will not be eligible for any long-term incentive award.

•
EIP participants who terminate employment with the Bank by reason of death or disability prior to the long-term award payment date in March 2021, or who terminate prior to the long-term award payment date and are eligible to retire[3] from employment with the Bank, may become eligible to receive a payment of the long-term incentive opportunity, subject to the granting of awards based on 2020 year-end results described above, the recommendation of the Bank’s President and Chief Executive Officer, with the concurrence of the Committee and at their sole discretion, and subject to review of the FHFA, if required.

Awards to retiring or disabled participants or beneficiaries will be paid at the same time as awards to all active participants. Beneficiary means the participant’s (i) surviving spouse; or (ii) duly appointed and qualified executor or personal representative or estate. The Administrator may permit participants to designate other persons as beneficiaries, but no designation of a beneficiary shall be effective unless made in accordance with the procedure specified by the Administrator and actually received by the Administrator prior to the participant’s death.

The Bank may make such provisions, as it deems appropriate, for withholding payroll taxes in connection with payment of EIP awards.

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[2]
Where the EIP refers to the participant's termination of employment for purposes of receiving any payment, whether such a termination has occurred will be determined in accordance with Section 409A of the Internal Revenue Code and applicable regulations thereunder.

[3]
Eligibility to retire is defined as employees who are i) eligible for normal retirement as defined in the Pentegra Defined Benefit Plan for Financial Institutions or ii) meet the Rule of 70 as defined in the Pentegra Defined Benefit Plan for Financial Institutions, including credited service in the FHLB system, but excluding any other credited service at another Pentegra participating employer.

Appendix A - Goal Definitions

Pre-assessment Core Return on Capital Stock:
The metric for this goal is defined below. The required performance level for Target is based on the 2018 Strategic Business Plan Base Case projection.

To account for the expected sensitivity of Pre-Assessment Core Return on Capital Stock to changes in interest rates, the required performance levels for Threshold, Target and Excess for 2018 will be adjusted upward or downward by 1.2 basis point for every basis point by which the average daily federal funds rate deviates from the 1.66% assumed in the Rebaselined 2018 forecast for the 2018 Business Plan, and for 2018-2020 will be adjusted upward or downward by 1.2 basis point for every basis point by which the average daily federal funds rate deviates from the 1.86% assumed in the Rebaselined 2018-2020 forecast in the 2018 Business Plan.

Achievement of the goal is subject to compliance with the Bank’s VaR and Duration of Equity limits for at least 10 of the 12 months of the year. If this requirement is not met, the Board may use its discretion to reduce or eliminate payouts for this goal of the EIP.

Pre-assessment, Pre-OTTI Core Return on Capital Stock =

Net Income -
Prepayment Fees + Historical Prepayment Fee Amortization
+Debt Retirement Costs - Historical Debt Retirement Cost Amortization
-Net Fair Value Adjustments + OTTI Credit Losses
-Accretion of Prior OTTI Credit Losses Due to Improvements in Projected PLMBS Performance
+AHP Expense +JNE/HHNE Expense - PLMBS Litigation Income
+Interest Expense on Mandatorily Redeemable Capital Stock
____________________________________________________________________________________
Average Daily Outstanding Balance of Capital Stock including Mandatorily Redeemable Capital Stock

Net Income = 2018 net income reported in accordance with GAAP in the United States.

Prepayment Fees = Fee income resulting from the exercise of prepayment options on financial instruments, net of hedge unwind gain/loss.

Historical Prepayment Fee Amortization = the current-period, straight-line amortization of all historical prepayment fees (whether recognized at time of prepayment or as a yield adjustment on a modified loan) over the original remaining lives of the prepaid assets.

Debt Retirement Costs = Losses incurred under GAAP when outstanding debt is purchased for retirement, net of hedge unwind gain/loss

Historical Debt Retirement Cost Amortization = the current-period, straight-line amortization of all historical debt retirement costs over the original remaining lives of the retired liabilities.

Net Fair Value Adjustments = the net unrealized gains and losses as recognized under GAAP attributable to hedges, whether economic hedges or SFAS 133-qualifying hedges, plus trading securities gains and losses.

OTTI Credit Losses = the absolute value of the full-year amount of the credit loss portion of overall losses attributable to other-than-temporary impairments of private-label mortgage-backed securities.

Accretion of Prior OTTI Credit Losses Due to Improvements in Projected PLMBS Performance = incremental interest income earned due to yield adjustments applied to OTTI PLMBS that are projected to have a significant improvement in credit performance over their remaining lives.

AHP Expense = the Bank’s required set aside of 10% of net income before AHP Expense as recognized for the full Plan calendar year(s).

JNE/HHNE Expense = subsidy amounts expensed through the Bank’s Jobs for New England and Helping to House New England programs.

PLMBS Litigation Income = Net income resulting from settlements or judgments stemming from the Bank’s lawsuits against certain defendants alleging fraud and misrepresentation surrounding PLMBS sold to the Bank.

Interest Expense on Mandatorily Redeemable Capital Stock = Dividends declared payable to Class B Stock that has been classified as Mandatorily Redeemable Capital Stock, and are thus recorded in interest expense under GAAP.

In the event that the Bank is required to adjust current period net income to correct prior period accounting errors, positive adjustments to net income resulting from the correction of prior period accounting errors are to be excluded from Pre-Assessment Core Return on Capital Stock, while negative adjustments are to be retained in Pre-Assessment Core Return on Capital Stock.

The exclusion of prepayment fee income and associated debt retirement and hedge unwind gain/loss from the Pre-Assessment Core Return on Capital Stock metric removes the potential for “windfall” compensation in the event of heavy prepayment fee income and removes a potential disincentive to prudently respond to prepayment events by excluding the otherwise punitive cost of debt retirement and swap unwind expense. The exclusion of net unrealized fair value adjustments is consistent with the way that management projects its financial performance and reflects the fact that these adjustments are merely timing adjustments to net income that have no net impact to the Bank’s net income if gains or losses are never realized. OTTI Credit Losses are excluded from Pre-Assessment Core Return on Capital Stock because they cannot be controlled by management. Similarly, Accretion of Prior OTTI Credit Losses Due to Improvements in Projected PLMBS Performance and PLMBS Litigation Income are excluded as they represent recoveries of or offsets to OTTI Credit Losses, which are excluded. The Bank may make additional adjustments, subject to approval by the Board and non-objection by the FHFA, for extraordinary items such as unbudgeted voluntary pension contributions, which are expected to be made only if the Bank earns sufficient PLMBS litigation income to cover the unbudgeted portion of such contributions.

New Business and Mission Goal:
Advances with maturities of greater than or equal to one year in term (and not pre-payable without fee), including advances restructurings that result in extension of the advance in maturity of one year or longer, but excluding AHP, CDA, NEF, JNE, and HHNE, qualify toward the achievement of this goal. The goal will be measured on the basis of total originations during any point during 2018 and excludes all advances to insurance company members.

Insurance Advances Originations:
Advances originated (any type and maturity of advance) to insurance company members qualify toward the achievement of this goal. Advances originations is defined as the sum of advance amounts disbursed or originated in 2018 net of advance rollovers. Advance rollovers are defined as advances disbursed on the maturity date of another advance previously disbursed in 2018 where the new advance amount is the same as or smaller than the maturing advance. If the new advance is larger than the maturing advance, the net increase will count towards the goal. Advance rollovers include pre-funding of maturing advances where the disbursement date of the new advance and maturity date of the old advance do not line up exactly. Member Services will identify pre-funding for the President's approval. If the new advance prefunding maturities is larger than the maturing advances, the net increase will count towards the goal.

Insurance Membership:
The number of insurance companies approved for membership during the calendar year 2018 qualify toward the achievement of this goal. Applications from insurance companies that are affiliated and submitted within a 90 day period will count as separate memberships if each applicant’s net admitted assets are $250 million or greater.

Helping to House New England:
HHNE advances will continue to qualify toward the achievement of the goal as will bond purchases (when credit quality meets the Banks requirement) or direct subsidy allocation when an advance or bond transaction are not possible.  HHNE must be launched to each of the six New England HFAs and subsidy dollars must be disbursed by 12/31/18.

Jobs for New England:
There will be two disbursement periods in 2018. The first will be launched by January 15, 2018 and include $3MM of the total $5MM subsidy. The second disbursement period will begin on July 1, 2018 and include $2MM in subsidy. The 2017 effort to introduce JNE to new member users will be a focus in 2018. The goal of new users is defined as members that did not use JNE in 2016 or 2017.

Core Operating Expenses:
Core Operating Expenses are defined as normal expenses associated with enabling the Bank to conduct business operations, but excluding significant discretionary expenses approved by the board of directors in an amount not to exceed judgment or settlement income associated with the Bank’s ongoing PLMBS litigation, provided that they are incurred in the plan year(s). HHNE and JNE subsidies are not included in operating expenses. The board of directors establishes an operating expense budget for each calendar year and may amend the budget as needed at their sole discretion. For the Operating Efficiency short-term goal, Core Operating Expenses are measured as a percentage the annual operating expense budget for that year.

Bank-wide ERM Initiatives:

Goal: Contribute to the Bank activities for 2018 via active participation with key constituents co-led by ERM and business unit management.
Ongoing and Key initiatives that support business unit objectives will be agreed upon by by Executive leadership of ERM, Member Services, Treasury and IT/IS. (40%)
•Threshold - Satisfactorily meet 75% of Ongoing initiatives
•Target - Threshold and 100% of Key Initiatives
•Excess - Satisfactorily meet 100% of Ongoing and Key Initiatives

Goal: Evaluate and assess the state of the Bank’s ERM department by conducting a Maturity Assessment and presenting the report to executive management and the Risk Committee of the Board (20%)
•Threshold - by September 30, 2018
•Target - by July 31, 2018

•Excess - by June 30, 2018

Goal: Conduct a comprehensive review of the Bank’s risk limit structure including both Market Value and Earnings at Risk based exposures on a sub-component level (e.g., rates, basis, spread, etc.) as well as consideration for risk versus expected reward which may lead to an expanded suite of limits. Present final report to Risk Committee of the Board. (40%)
•Threshold - by December 2018
•Target - by October 2018
•Excess - by September 2018

Remediation of 2017 Report of Exam Findings:
The 2017 Examination by the Federal Housing Finance Agency noted [^^^] Matters Requiring Attention (MRA) and [^^^] recommendations. The target goal established for the remediation of these MRAs requires management to receive clearance of the MRAs, defined as non-reoccurrence of the MRA during the 2018 examination due to either addressing or by having in place an acceptable action plan to address the MRA and clearance all recommendations. The threshold goal is the successful remediation of all the MRAs and clearance of [^^^] of the recommendations. The excess level of achievement for this goal is to achieve the target level of achievement plus an upgrade in at least [^^^] in the 2018 examination by the Federal Housing Finance Agency.